FORM 3

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                  OMB APPROVAL
                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response . . . . 0.5

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                       30(f) of the Investment Company Act of 1940


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     1.  Name and Address of Reporting Persons

          Dalia Ophir
          c/o Cover-All Technologies, Inc.
          18-01 Pollitt Drive
          Fair Lawn, NJ   07410
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     2.   Date of Event Requiring Statement
            (Month/Day/Year)

          01/01/98
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     3.  IRS or Social Security Number of Reporting Person (Voluntary)


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     4.   Issuer Name and Ticker or Trading Symbol

          COVER-ALL TECHNOLOGIES, INC. (COVR)

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     5.  Relationship of Reporting Person to Issuer
                   (Check all applicable)

                  Director         10% Owner
          ----                ----
           X      Officer           Other (specify below)
          ----    (give       ----
                  title
                  below)

                      Chief Technology Officer
                     -------------------------
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     6.  If Amendment, Date of
         Original (Month/Day/Year)

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     7.  Individual or Joint/Group Filing (Check Applicable Line)

           X   Form filed by One Reporting Person
          ----

               Form filed by More than One Reporting Person
          ----
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     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
     ---------------------------------------------------------------------------
      Title of Security    2. Amounts of  3. Ownership       4. Nature of
      (Instr. 4)           Securities     Form: Direct (D)   Indirect
                           Beneficially   or Indirect (I)    Beneficial
                           Owned          (Instr. 5)         Ownership
                           (Instr. 4)                        (Instr. 5)
      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------

      -----------------   ------------  ----------------  ------------------
      -----------------------------------------------------------------------

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

      * If the form is filed by more than one reporting person, see Instruction 5(b)(v).


                                                                       (over)
                                                                 SEC 1473 (7-96)

          TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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           1. Title of      2. Date Exer-          3. Title and Amount of
              Derivative       cisable and            Securities Underlying
              Security         Expiration             Derivative Security
              (Instr. 4)       Date                   (Instr. 4)
                               (Month/Day/
                               Year)
     --------------------   ---------------------  --------------------------
                            Date         Expira-                Amount
                            Exer-        tion         Title     or
                            cisable      Date                   Number
                                                                of
                                                                Shares
                            ----------  ---------   ---------   ----------
      Options (rights to    7/21/95     7/20/98     Common
      buy)                                          Stock        15,000
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    4/17/96     4/16/2001   Common       15,000
      buy)                                          Stock
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    2/6/97      2/5/99      Common       10,000
      buy)                                          Stock
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    9/1/98      1/1/2000    Common      150,000
      buy)                                          Stock
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    4/6/95      4/5/98      Common        2,200
      buy)                                          Stock
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    9/30/96     9/29/98     Common       20,400
      buy)                                          Stock
      -------------------   ----------  ---------   ---------   ----------
      Options (rights to    4/29/97     4/29/99     Common       40,000
      buy)                                          Stock
      -------------------   ----------  ---------   ---------   ----------
           4. Conver-          5. Ownership                 6. Nature of
              sion or             Form of                      Indirect
              Exercise            Derivative                   Beneficial
              Price of            Security:                    Ownership
              Deri-               Direct                       (Instr. 5)
              vative              (D) or
              Security            Indirect
                                  (I)
                                  (Instr. 5)
           -----------------   --------------------------   -------------
             $1.75                D
           -----------------   --------------------------   -------------
             $5.00                D
           -----------------   --------------------------   -------------
             $1.38                D
           -----------------   --------------------------   -------------
             $4.00                D
           -----------------   --------------------------   -------------
             $1.75                D
           -----------------   --------------------------   -------------
             $2.00                D
           -----------------   --------------------------   -------------
             $2.00                D
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     Explanation of Responses:

                     By: /s/ David E. Weiss                   April 29, 1999
                        -------------------------------    -------------------
                         David E. Weiss,                          Date
                           Power of Attorney


     * Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed.
           If space provided is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                            SEC 1473 (7-96)